UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 1, 2011

Lenco Mobile Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53830	75-3111137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Chapala Street, Santa Barbara, California	93101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (805) 308-9199

________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 1, 2011, Lenco Mobile Inc. and two of our wholly-owned subsidiaries, Lenco Media Inc. and Lenco Multimedia Inc., entered into an asset purchase agreement with MDMD Ventures, LLC and its wholly-owned subsidiary RadioLoyalty, Inc., pursuant to which we sold certain assets and assigned certain liabilities that comprised our broadcast media business to RadioLoyalty, Inc.  The transfer concludes our planned divestiture of the broadcast media business that we originally acquired from Jetcast, Inc. on September 29, 2010. Michael Hill, our former chief strategy officer, is the principal beneficial owner of MDMD Ventures, LLC.

In exchange for the transfer of assets, RadioLoyalty, Inc. has agreed to assume substantially all of the ongoing contract obligations and other obligations related to the business and to pay up to $2.5 million in cash.  The cash portion of the purchase price is payable in monthly installments on the basis of 3.5% of the revenue recognized by RadioLoyalty, Inc. during the period commencing on November 1, 2011 and ending November 1, 2014, subject to the maximum of $2.5 million.  The transaction was consummated following negotiation with several potential buyers, and the final terms were established on the basis of those negotiations.

The asset purchase agreement includes representations, warranties and covenants by each of the parties to the agreement that are customary for an asset sale of this kind. We agreed to indemnify MDMD Ventures, LLC and RadioLoyalty, Inc. for, among other things, any breach or inaccuracy of any the representations, warranties or covenants in the asset purchase agreement. We further agreed to indemnify MDMD Ventures, LLC and RadioLoyalty, Inc. against any claims made by John Williams, Jeff Pescatello and Todd Wooten arising out of the merger agreement that we entered into for the acquisition of Jetcast, Inc. Our maximum indemnification obligation under the asset purchase agreement is $3 million. Messrs. Williams, Pescatello and Wooten founded Jetcast, Inc. and managed the broadcast media business for us.

In connection with and as a condition to the consummation of the asset sale, we entered into a mutual release agreement with John Williams, Julie Williams, Jeff Pescatello, Todd Wooten and Maureen Wooten. The release agreement provides that each party releases all claims that such party may have against the other parties that arose prior to November 21, 2011 including any claims related to the merger agreement that we entered into for the acquisition of Jetcast, Inc. (which we subsequently renamed Lenco Media Inc.) and the employment agreements that we entered into with Messrs. Williams, Pescatello and Wooten. Among other obligations, the release agreement releases us from our obligations under the earn-out provision in the Jetcast merger agreement and any severance obligations under the employment agreements.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 in this current report on Form 8-K is incorporated by reference into this Item 2.01.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2011, Michael Hill resigned his position as our chief strategy officer. Mr. Hill resigned his position with us to focus his efforts on running RadioLoyalty, Inc.

Item 9.01.     Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among MDMD Ventures, LLC, RadioLoyalty, Inc., Lenco Mobile Inc., Lenco Media Inc. and Lenco Multimedia Inc. dated December 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2011	Lenco Mobile Inc. By: /s/ Thomas Banks Thomas Banks Chief Financial Officer